T. ROWE PRICE HIGH YIELD FUND, INC.

ARTICLES SUPPLEMENTARY

CLASSIFYING AUTHORIZED STOCK

 T. Rowe Price High Yield Fund, Inc., a Maryland corporation, having its principal office in Baltimore City, Maryland (hereinafter called the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

 FIRST:   Pursuant to authority expressly vested in the Board of Directors of the Corporation by Article Fifth of the Charter of the Corporation, the Board of Directors has duly classified a number of shares of its unissued Common Stock (determined in connection with the SECOND paragraph below) into one new series of Common Stock to be designated the T. Rowe Price U.S. High Yield Fund and three new classes of Common Stock to be designated the T. Rowe Price U.S. High Yield Fund, T. Rowe Price U.S. High Yield Fund—Advisor Class, and T. Rowe Price U.S. High Yield Fund—I Class. (collectively, the “New Funds”).

 SECOND:   After giving effect to the foregoing classification, the Board of Directors has heretofore duly divided and classified an aggregate of 3,000,000,000 shares of the unissued Common Stock of the Corporation into the following series and class on the dates indicated in the parentheses following the names of the respective series and class: T. Rowe Price High Yield Fund (October 8, 1984), T. Rowe Price High Yield Fund—Advisor Class (March 14, 2000), T. Rowe Price High Yield Fund—I Class (July 23, 2015), and T. Rowe Price U.S. High Yield Fund (series), T. Rowe Price U.S. High Yield (Investor Class), T. Rowe Price U.S. High Yield Fund—Advisor Class, and T. Rowe Price U.S. High Yield Fund—I Class (February 16, 2017). Each such series and/or class shall consist, until further changed, of the lesser of (x) 3,000,000,000 shares or (y) the number of shares that could be issued by issuing all of the shares of any series and/or class currently or hereafter classified less the total number of shares then issued and outstanding in all of such series and/or class. Except as set forth below, all shares of each series and class have the powers, preferences, other special rights, qualifications, restrictions, and limitations set forth in the Charter. The Board of Directors also has provided for the issuance of the shares of each such series and class.

 THIRD:  The following is a description of the preferences, conversion and other rights, powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of each series or class of Common Stock of the New Funds and any other class or series of Common Stock established after the date hereof. Except as set forth in this Article THIRD below, all shares of the New Funds and any other class or series of Common Stock established after the date hereof shall have the powers, preferences, other special rights, qualifications, restrictions, and limitations set forth in the Charter.

 With respect to all shares of the New Funds and any other class or series of Common Stock established after the date hereof, the following clause shall apply in lieu of Section 2.02 of Article SEVENTH of the Charter:

 “Shares of each such class or series shall be redeemed at their net asset value determined as set forth in Section III of this Article SEVENTH as of such time as the Board of Directors shall have theretofore prescribed by resolution, less such redemption fee or sales charge, if any, as may be established by the Board of Directors in its sole discretion and disclosed in the current Prospectus or Statement of Additional Information for the Corporation. In the absence of such resolution, the redemption price of shares deposited shall be the net asset value of such shares next determined as set forth in Section III of this Article SEVENTH after receipt of such application.”

 FOURTH:  The shares aforesaid have been duly classified by the Board of Directors pursuant to authority and power contained in the Charter of the Corporation. These Articles Supplementary do not increase the aggregate authorized capital stock of the Corporation.

 IN WITNESS WHEREOF, T. Rowe Price High Yield Fund, Inc. has caused these Articles to be signed in its name and on its behalf by its Vice President and witnessed by its Secretary on March 20, 2017.

WITNESS:	T. ROWE PRICE HIGH YIELD FUND, INC.
/s/Darrell N. Braman __________________________ Darrell N. Braman, Secretary	/s/David Oestreicher By:_________________________________ David Oestreicher, Vice President

 THE UNDERSIGNED, Vice President of T. Rowe Price High Yield Fund, Inc., who executed on behalf of the Corporation Articles Supplementary of which this Certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation the foregoing Articles Supplementary to be the corporate act of said Corporation and hereby certifies that the matters and facts set forth herein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.

/s/David Oestreicher

_____________________________

David Oestreicher, Vice President

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